EXHIBIT 32: Rule 13a-14(b) Certifications

The undersigned officers certify that this report fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934, and that the information contained in the report fairly presents, in all material respects, the financial condition and results of operations of Arcis Resources Corporation.

A signed original of this written statement required by Section 906 has been provided to Arcis Resources Corporation and will be retained by Arcis Resources Corporation and furnished to the Securities and Exchange Commission or its staff upon request.

April 15, 2011	/s/ Kenneth A. Flatt, Jr.
Kenneth A. Flatt, Jr. (Chief Executive Officer)

April 15, 2011	/s/ Robert J. Fanella
Robert J. Fanella (Chief Financial Officer)